Exhibit 19.1

Insider Trading Policy And Guidelines with Respect to Certain Transactions in Company Securities

Effective Date:	December 15, 2005
Last Modified:	November 2023
Approved By:	QCRH Board of Directors
Date Approved:	November 2024
Next Review Date:	November 2025
Contact Person/Officer:	Deborah Neyens, General Counsel and Corporate Secretary

TABLE OF CONTENTS

Purpose	1
Scope and Responsibilities	1
Policy and Practices	2
Regulatory Reference	8
Related Policies and Procedures	8
Renewal/Review	8
Modification History	8

PURPOSE

This Policy describes the standards that employees, officers, and directors of QCR Holdings, Inc. and its subsidiaries (collectively, the “Company”) must follow with respect to transactions in the Company’s securities or securities of certain other publicly traded companies while in possession of Material Nonpublic Information (as defined below).

SCOPE AND RESPONSIBILITIES

This Policy applies to all transactions in the Company’s securities, including common stock, options for common stock and any other securities the Company may issue from time to time, such as preferred stock, notes, bonds and convertible securities, as well as to derivative securities relating to any of the Company’s securities, whether or not issued by the Company. The restrictions in this Policy also apply to transactions in the securities of other publicly traded companies who are customers, suppliers, or other companies with which the Company has contractual relationships or may be negotiating transactions.

This Policy applies to all Insiders. For purposes of this policy, “Insiders” include all officers of the Company, all members of the Company’s Board of Directors, all employees, consultants and contractors of the Company who receive or have access to Material Nonpublic Information regarding the Company, its customers, suppliers, or other companies with which the Company has contractual relationships or may be negotiating transactions, and the Immediate Family Members of such persons. For purposes of this policy, an Immediate Family Member is an Insider’s spouse or domestic partner, parent, stepparent, child, stepchild, sibling, mother- or father-in-law, son- or daughter-in-law, brother- or sister-in-law, and anyone (other than a tenant or employee) who shares the Insider’s household. or who is financially dependent on the Insider. This Policy also applies to any person who receives Material Nonpublic Information from any Insider.

Insider Trading Policy And Guidelines with Respect to Certain Transactions in Company Securities

Any person who possesses Material Nonpublic Information subject to this Policy is an Insider for so long as the information is not publicly known. Any employee can be an Insider from time to time, and would at these times be subject to this Policy.

POLICY AND PRACTICES

It is the policy of the Company to prohibit the unauthorized disclosure of any Nonpublic Information acquired through employment or involvement with the Company and the misuse of Material Nonpublic Information in securities trading. It is also the policy of the Company to prohibit short-term or speculative transactions in the Company’s securities that could create heightened legal risk and/or the appearance of improper or inappropriate conduct by the Company’s employees, officers, directors, or agents.

1.	No Trading on Material Nonpublic Information. No Insider shall engage in any transaction involving a purchase or sale of the Company’s securities, including any offer to purchase or offer to sell, during any period commencing with the date that he or she first possesses Material Nonpublic Information and ending at the close of business on the second Trading Day following the date of public disclosure of that information, or at such time as such nonpublic information is no longer material unless such transfer is made pursuant to an approved 10b5-1 Trading Plan, as described below. As used herein, the term “Trading Day” shall mean a day on which national stock exchanges are open for trading. The prohibitions in this section shall include transactions involving the purchase or sale of any security of any other company while in possession of Material Nonpublic Information obtained by an Insider in the course of his or her involvement with the Company.
2.	No Tipping. No Insider shall disclose (“tip”) any Material Nonpublic Information to any other person, including family members and friends, nor shall such Insider or related person make recommendations or express opinions on the basis of Material Nonpublic Information as to trading in the Company’s securities or the securities of any other company while in possession of Material Nonpublic Information that was obtained in the course of his or her involvement with the Company.
3.	Confidentiality of Nonpublic Information. Nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden.
4.	No Hedging. No director, officer or employee is permitted to enter into any hedging transaction with respect to the Company’s securities, including, but not limited to, the purchase or use of, directly or indirectly through any other persons or entities, any prepaid variable forward contracts, equity swaps, collars, exchange funds or any other instruments designed to offset any decrease in the market value of the Company’s securities. Such hedging transactions may permit a director, officer or employee to continue to own securities of the Company without the full risks and rewards of ownership. When this situation occurs, the director, officer, or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, these activities are prohibited.
5.	No Pledging. Except for any Company securities held by Section 16 Reporting Insiders pledged as collateral as of May 15, 2015, Section 16 Reporting Insiders are prohibited from pledging the Company’s securities without the prior approval of the Nomination and Governance Committee. Securities held in a margin account as collateral for a margin loan may be sold by the broker without

Insider Trading Policy And Guidelines with Respect to Certain Transactions in Company Securities the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of Material Nonpublic Information or otherwise is not permitted to trade in the Corporation’s securities, except as otherwise permitted by the Corporation’s Board of Directors, designated Section 16 Reporting Insiders are prohibited from holding the Corporation’s securities in a margin account or otherwise pledging the Corporation’s securities as collateral for a loan. Pledges of Corporation Securities arising from certain types of hedging transactions are governed by this Policy’s prohibition on hedging transactions, as described above.

Potential Criminal and Civil Liability and/or Disciplinary Action

1.	Liability for Insider Trading. Insiders may be subject to large monetary penalties and incarceration for engaging in transactions in the Company’s securities at a time when they have knowledge of nonpublic information regarding the Company.
2.	Liability for Tipping. Insiders may also be liable for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed nonpublic information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company’s securities. The Securities and Exchange Commission (the “SEC”) has imposed large penalties even when the disclosing person did not profit from the trading and uses sophisticated electronic surveillance techniques to uncover insider trading.
3.	Possible Disciplinary Actions. Insiders who violate this Policy shall also be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company’s equity incentive plans or termination of employment/contract.
4.	Company Liability. Although responsibility for compliance with this policy and liability for non-compliance are primarily personal to the individuals involved, violations may result in civil and criminal liability for the Company.

Guidelines

1.	Mandatory Black-out Period for Insiders, Recommended for All Employees. The period at the end of each fiscal quarter is a particularly sensitive period of time for transactions in the Company’s stock from the perspective of compliance with applicable securities laws. This sensitivity is due to the fact that Insiders will, during that period, often possess Material Nonpublic Information about the expected financial results for the quarter.

Accordingly, to ensure compliance with this Policy and applicable federal and state securities laws, all Insiders having access to the Company’s nonpublic consolidated financial results or other Material Nonpublic Information shall refrain from conducting transactions involving the purchase or sale of the Company’s securities during the period beginning fourteen days before the end of each quarter and ending at the close of business on the second Trading Day following the date of public disclosure

Insider Trading Policy And Guidelines with Respect to Certain Transactions in Company Securities of the financial results for each fiscal quarter (the “Black-out Period”). The purpose behind the Black-out Period is to establish a diligent effort to avoid any improper transaction.

From time to time, the Company may also recommend that Insiders suspend trading because of developments known to the Company and not yet disclosed to the public. In such event, such persons are advised not to engage in any transaction involving the purchase or sale of the Company securities during such period and should not disclose to others the fact of such suspension of trading.

It should be noted, however, that even outside the Black-out Period, any person possessing Material Nonpublic Information concerning the Company should not engage in any transactions in the Company’s securities until such information has been known publicly for at least two Trading Days, whether or not the Company has recommended a suspension of trading to that person. Assuming the absence of Material Nonpublic Information, trading in the Company’s securities outside of the Black-out Period should not be considered a “safe harbor,” and all Insiders should use good judgment at all times.

2.	Pre-clearance of Trades. The Company has determined that all Section 16 Reporting Insiders of the Company should refrain from trading in the Company’s securities without first complying with the Company’s “pre-clearance” process. Each officer and director should contact the Company’s Insider Trading Compliance Officer no less than two business days prior to commencing any trade in the Company’s securities. The Company may find it necessary, from time to time, to require compliance with the pre-clearance process from certain employees, consultants and contractors other than and in addition to officers and directors. Any employee with any questions regarding trading in the Company’s securities is encouraged to contact the Insider Trading Compliance Officer (see “Inquiries” below).
3.	Section 16 Reporting Insiders. Each year, on the date of the annual meeting of stockholders, the Board of Directors of the Company will identify and notify the Section 16 Reporting Insiders. These individuals will be required to comply with Section 16 of the Securities and Exchange Act of 1934 (the “Act”), and the Company will inform them of these obligations.

Individual Responsibility. Every Insider has the individual responsibility to comply with this Policy against insider trading, regardless of whether the Insider trades even outside the Black-out Period. An Insider may, from time to time have to forego a proposed transaction in the Company’s securities even if he or she planned to make the transaction before learning of the Material Nonpublic Information and even though the Insider believes he or she may suffer an economic loss or forego anticipated profit by waiting.

Applicability of Policy to Inside Information Regarding Other Companies

This Policy and the guidelines described herein also apply to Material Nonpublic Information relating to other companies, including the Company’s customers, vendors or suppliers (“Business Partners”), when that information is obtained in the course of employment with, or services performed on behalf of, the Company.

Insider Trading Policy And Guidelines with Respect to Certain Transactions in Company Securities

Civil and criminal penalties, and termination of employment, may result from trading on inside information regarding the Company’s Business Partners. All employees should treat Material Nonpublic Information about the Company’s Business Partners with the same care required with respect to information related directly to the Company.

Definition of Material Nonpublic Information

Insider trading restrictions apply when an Insider possesses information that is both “Material” and “Nonpublic.”

“Material Information” involves a relatively low threshold. Information generally should be regarded as Material if there is a reasonable likelihood that it would be considered important to a reasonable investor in making an investment decision regarding the purchase or sale of securities or if the public dissemination of such information is reasonably likely to affect the market price of securities.

While it may be difficult under this standard to determine whether particular information is Material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered Material. Examples of such information may include, but is not limited to:

●	Financial results
●	Projections of future earnings or losses
●	Dividend declarations and changes in dividend policies
●	News of a pending or proposed merger or joint venture
●	News of the disposition of a subsidiary
●	Gain or loss of a substantial customer
●	Stock splits or consolidations
●	New equity or debt offerings
●	Acquisitions
●	Developments regarding significant litigation or government agency investigations, including actual or threatened litigation or settlement of litigation
●	Major changes in senior management
●	Cybersecurity incidents and breaches
●	Events that could result in restating financial information

Either positive or negative information may be material. Material Information is not limited to historical facts, but also may include projections and forecasts. With respect to a future event, such as a merger or threatened litigation, the point at which the information is deemed Material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company’s operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small

“Nonpublic Information” is information that has not been previously disclosed to the general public and is otherwise not available to the general public. The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be public, the information must have

Insider Trading Policy And Guidelines with Respect to Certain Transactions in Company Securities been disseminated in a manner designed to reach investors generally, and the investors must be given an opportunity to absorb the information. Nonpublic Information may include:

●	Information available to a select group of analysts, brokers or institutional investors
●	Undisclosed facts that are the subject of rumors, even if the rumors are widely circulated
●	Information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (normally two Trading Days)

If you are not sure whether information is Material Nonpublic Information you should either consult with the Company’s Insider Trading Compliance Officer (see below) before making any decision to disclose such information or to trade in or recommend securities to which the information relates or assume that the information is Material Nonpublic Information.

Certain Exceptions

For the purposes of this Policy, the Company considers the exercise of stock options for cash under the Company’s stock options plans (but not the sale of any such shares) to be exempt from this Policy, since the other party to the transaction is the Company itself and the price does not vary with the market but is fixed by the terms of the option agreement or the plan.

Pre-Existing/10b5-1 Trading Plans. Insider trading restrictions do not apply to transactions made under a pre-existing written plan, contract, instruction or arrangement under Rule 10b5-1 of the Act (a "Trading Plan") that meets the following requirements:

●	The Trading Plan has been reviewed and approved by the Insider Trading Compliance Officer at least two days in advance of being entered into (or, if revised or amended, such proposed revisions or amendments have been reviewed and approved at least two day in advance);
●	The Trading Plan provides that no trades may occur thereunder until after expiration of the applicable cooling-off period specified in Rule 10b5-1(c)(ii)(B) of the Act, which will vary based on the status of the Insider. For directors and officers, the cooling-off period ends on the later of (1) ninety days after adoption or certain modifications of the Trading Plan; or (2) two business days following disclosure of the Company’s financial results for the quarter in which the Trading Plan was adopted. For all other Insiders, the cooling-off period ends 30 days after adoption or modification of the Trading Plan. This required cooling-off period will apply to the entry into a new Trading Plan and any revision or modification of a Trading Plan;
●	The Trading Plan is entered into in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, at a time when the Insider is not in possession of Material Nonpublic Information about the Company, and, if the Insider is a director or officer, the Trading Plan must include representations by the Insider certifying to that effect;
●	The Trading Plan gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Insider, so long as such third party does not possess any Material Nonpublic Information about the Company; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions;

Insider Trading Policy And Guidelines with Respect to Certain Transactions in Company Securities

●	The Trading Plan is the only outstanding Trading Plan entered into by the Insider (subject to the exceptions set out in Rule 10b5-1(c)(ii)(D) of the Act); and
●	The Trading Plan may not be adopted during a blackout period.

If you are considering entering into, modifying or terminating a Trading Plan or have any questions regarding Trading Plans, please contact the Insider Trading Compliance Officer. You also are advised to consult your own legal and tax advisors before entering into, or modifying or terminating a Trading Plan. The Company considers the adherence to the securities laws to be of utmost importance, and an Insider’s reliance on a Trading Plan will not necessarily relieve the Insider of liability.

Bona Fide Gifts of Company Stock. Bona fide gifts of the Company’s stock made by Insiders to family members and charities are also generally exempt from this Policy. Whether a gift is bona fide, however, will depend on the circumstances surrounding the gift. For example, gifts to dependent children followed by a sale of the “gift” shares in close proximity to the time of the gift, however, may imply some economic benefit to the donor, and therefore, make the gift non-bona fide. Insiders should also be aware that there may be some exposure to tax liability based on the timing and value of the gift.

401(k) Plan. This Policy does not apply to periodic contributions to the Company’s 401(k) Plan which are used to purchase Company stock pursuant to an individual’s advance instructions. The Policy does apply, however, to certain elections Insiders may make under the 401(k) Plan, including (a) an election to increase or decrease the amount or percentage of the periodic contributions that will be allocated to the Company stock fund, (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund, (c) an election to borrow money against the 401(k) Plan account, if the loan will result in a liquidation of some or all of the Insider’s Company stock fund balance, and (d) an election to prepay a plan loan if the prepayment will result in a change in the Insider’s Company stock fund balance.

Additional Information – Directors and Officers

The Company must comply with the reporting obligations and limitations on short swing transactions set forth in Section 16 of the Act. The practical effect of these provisions is that officers and directors who purchase and sell the Company’s securities within a six-month period must disgorge all profits to the Company whether or not they had knowledge of any Material Nonpublic Information. Under these provisions, the receipt of an option under the Company’s option plans, is deemed a purchase under Section 16; however, so long as certain other criteria are met, both the receipt of an option and the exercise of that option will be exempt from the short swing liability rule. It should be noted that the sale of any such shares is a sale under Section 16 and is not exempt from short swing liability under Section 16. Moreover, no officer or director may ever make a short sale of the Company’s stock. Short sales of the Company’s securities may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Corporation’s performance. For these reasons, short sales of the Corporation’s securities by directors and officers are prohibited. Short sales arising in certain types of hedging transactions are governed by this Policy’s prohibition on hedging transactions, as described above. The Company has provided, or will provide, separate memoranda and other appropriate materials to its officers and directors regarding compliance with Section 16 and its related rules.

Insider Trading Policy And Guidelines with Respect to Certain Transactions in Company Securities

Inquiries

Please direct your questions as to any of the matters discussed in this Policy to the Company’s Insider Trading Compliance Officer, Shellee Showalter, QCRH SVP, Director of Equity Administration & Executive Compensation.

REGULATORY REFERENCES

Section 16 of the Act

Rule 10b5-1 of the Act

Dodd Frank Act

RELATED POLICIES AND PROCEDURES

QCRH Code of Conduct and Business Ethics

QCRH Corporate Governance Guidelines

RENEWAL / REVIEW

The General Counsel will be responsible for reviewing this policy annually and making any appropriate changes.

MODIFICATION HISTORY

Date:	Details:

February 2015	Included guidance on hedging and pledging, formatting changes
February 2016	Clarifying changes
May 2018	Changes to clarify the coverage of the policy extends to other organization for which confidential nonpublic information may be known
November 2019	Added definition of Immediate Family Member, included additional guidance as to what is considered Material Nonpublic Information, and other clarifying changes
November 2020	Clarifying changes on scope. Minor wording changes.
November 2021	Clarifying changes regarding insider trading and tipping prohibitions involving other companies’ securities.
November 2022	Updated definition of “Immediate Family Member” and name of Contact Person responsible for annual review and update.
November 2023	Updated requirements for Trading Plans in light of changes to Rule 10b5-1. Deleted “Proprietary and Confidential” designation due to new SEC disclosure requirements.